Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS

SECOND QUARTER 2016 RESULTS

AMERICAN FORK, UTAH, July 27, 2016 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB) today announced results for the quarter ended June 30, 2016.

Consolidated net income for the quarter ended June 30, 2016 was $5.6 million compared to $5.2 million in the first quarter of 2016 and $4.7 million for the second quarter of 2015, an increase of 6.4% and 19.6%, respectively. Diluted earnings per share was $0.31 compared to $0.29 in the first quarter of 2016 and $0.30 for the second quarter in 2015. Diluted earnings per share for the first and second quarters of 2016 includes the impact of the increased shares issued in the June 2015 initial public offering.

“PUB continues its positive trend of posting strong operating results for the second quarter of 2016 compared to the prior quarter of 2016. Our current quarter’s net income, diluted earnings per share, return on average equity and return on average assets all increased compared to the prior quarter. We are also pleased with our overall loan growth year-over-year, the improvement in our net interest margin and efficiency ratio. On the credit quality side we experienced a relatively low level of nonperforming assets for the quarter. We are pleased to once again be included in the Russell 2000 Index,” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Highlights of the Second Quarter of 2016

•	Net income of $5.6 million and diluted earnings per share of $0.31.

•	Declared a quarterly dividend of $0.07 per share.

•	Net interest margin increased to 4.66%.

•	Return on average equity increased to 10.23%.

•	Return on average assets increased to 1.43%.

•	Efficiency ratio improved to 57.38%.

•	Loans held for investment at quarter-end grew 10.5% year-over-year.

•	Deposits at quarter-end grew 5.6% year over year.

•	PUB included in the Russell 2000 Index.

Earnings Summary

Net income for the second quarter of 2016 of $5.6 million compared to $5.2 million in the first quarter of 2016 was impacted primarily by the following factors: (a) higher net interest income of $0.5 million, (b) an increase in non-interest income of $0.6 million, (c) offset by an increase in non-interest expense of $0.3 million and in income tax expense of $0.5 million. These factors contributed to diluted earnings per share increasing to $0.31 per share in the second quarter of 2016 compared to $0.29 per share in the first quarter of 2016.

Net income for the second quarter of 2016 of $5.6 million compared to $4.7 million in the second quarter of 2015 was impacted primarily by the following factors: (a) higher net interest income of $2.3 million, (b) an increase in non-interest income of $0.3 million, (c) offset by an increase in non-interest expense of $0.9 million and in income tax expense of $0.9 million. Additionally, weighted-average shares increased by 2.5 million shares or 15.9% during the second quarter of 2016 compared to the comparable quarter in 2015 resulting primarily from our initial public offering in June 2015. These factors, in spite of the increase in weighted-average shares, contributed to higher diluted earnings per share of $0.31 per share in the first quarter of 2016 compared to $0.30 per share in the second quarter of 2015.

Return on average assets for the quarter ended June 30, 2016 was 1.43% compared to 1.36% in the first quarter of 2016. Return on average equity for the second quarter of 2016 was 10.23% compared to 9.88% in the first quarter of 2016.

Net Interest Income and Margin

Net interest income for the second quarter of 2016 increased $0.5 million compared to the first quarter of 2016, primarily due to a higher percentage of loans held for investment in our earning asset mix and an increase in loans held for investment of $25.7 million. This contributed to a higher net interest margin of 4.66% in the current quarter compared to 4.58% in first quarter of 2016.

Net interest income for the second quarter of 2016 increased $2.3 million compared to the comparable quarter of 2015, primarily due to a higher percentage of loans held for investment in our earning asset mix, an increase in loans held for investment of $104.4 million and higher loan yields. This resulted in the higher net interest margin of 4.66% in the current quarter compared to 4.44% in the second quarter of 2015.

Provision for Loan Losses

The provision for loan losses for the second quarter of 2016 was $25,000 higher compared to the first quarter of 2016 principally due to loan growth experienced during the second quarter. The provision for loan losses for the second quarter of 2016 was $225,000 lower than the allowance for second quarter of 2015 due to continuing improvement in credit quality, net recoveries in the current quarter, and minimal net charge-offs in the current and recent quarters. Additionally, we continue to experience low levels of non-performing assets which was 0.38% of total assets for the quarter ended June 30, 2016.

Non-interest Income

Non-interest income for the second quarter of 2016 increased by 16.9% compared to the first quarter of 2016 and increased by 6.2% compared to the second quarter of 2015 primarily due to higher mortgage banking and card processing income, offset by declines in service charges. Although the Company has experienced higher mortgage banking income and residential mortgage loan volumes compared to prior years, this growth may not continue in future periods because the mortgage banking business has historically been a cyclical business.

Non-interest Expense

Non-interest expense for the second quarter of 2016 increased by $0.3 million or 2.2% compared to the first quarter of 2016 and increased by $0.9 million or 8.0% compared to the second quarter of 2015. The increase in non-interest expense in the second quarter of 2016 compared to the first quarter 2016 was primarily driven by higher marketing and advertising expenses of $0.1 million and various other expenses of $0.3 million, offset by lower data processing expenses of $0.1 million when compared to the first quarter of 2016. The increase in the second quarter 2016 compared to the comparable quarter in 2015 is primarily from higher salaries and benefits of $0.7 million and various other expenses of $0.2 million, including expenses related to higher marketing and advertising and occupancy costs. The increase in salaries and benefits is primarily due to annual salary increases, higher payroll tax and medical benefits, new hires related to the expansion of our leasing division, and variable compensation costs to support our balance sheet and income growth.

Our efficiency ratio for the second quarter of 2016 improved to 57.4% compared to 59.3% in the first quarter of 2016 and 60.29% in the second quarter of 2015. While we continue to focus on improving our efficiency ratio, the ratio could be impacted by investments in new branches which we hope to open in 2016 and early 2017, and the expansion of the leasing division. Since 2012 our leasing division has purchased lease paper from other originators. In the second quarter of 2016 we began hiring leasing personnel and incurring expenses for the expansion of our leasing division to begin originating leases. We anticipate modest growth in 2016 from our current portfolio.

Income Tax Provision

The effective tax rate for the second quarter of 2016 was 37.9% compared to 35.5% for the first quarter of 2016 and 34.4% in the second quarter of 2015. The tax rate in 2016 is higher than 2015 due primarily to a one-time tax credit of approximately $400,000 in 2015. Income tax expense for the second quarter of 2016 increased compared to the first quarter of 2016 due to adjustments in the expected recoverability of certain tax credits.

Loans and Credit Quality

Loans held for investment in the second quarter of 2016 increased 10.5% year-over-year and 4.6% from December 31, 2015. Average loans grew $119.3 million to $1.1 billion from the second quarter of 2015 to the current quarter of 2016.

Non-performing loans increased slightly to $5.4 million as of June 30, 2016 compared to $5.2 million as of the first quarter 2016 and declined from $7.4 million as of the year-end 2015 and $8.7 million as of the second quarter of 2015 due to improving credit quality in the loan portfolio. As of June 30, 2016, the ratio of non-performing assets to total assets was 0.38% compared to 0.37% as of March 31, 2016, 0.51% as of the December 31, 2015 and 0.62% as of June 30, 2015. The allowance for loan losses to loans was 1.45% as of June 30, 2016, 1.39% as of March 31, 2016, 1.45% as of December 31, 2015 and 1.56% as of June 30, 2015.

Investment Securities

Investment securities at June 30, 2016 declined by 14.2% to $342.1 million compared to $398.6 million at year-end 2015 to partially fund loan growth; and increased 8.9% from $314.2 million at June 30, 2015 primarily from the investment of net proceeds received from the Company’s initial public offering and the year-over-year growth in deposits.

Deposits and Liabilities

Total deposits at the end of the second quarter of 2016 were $1.35 billion compared to $1.31 billion at December 31, 2015 and $1.27 billion at June 30, 2015. Increases during these periods were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 31.9% of total deposits as of June 30, 2016 compared to 31.2% as of December 31, 2015 and 30.4% as of June 30, 2015. Short-term borrowings declined from $27.2 million at December 31, 2015 to $2.9 million at June 30, 2016.

Shareholders’ Equity

Shareholders’ equity increased to $220.4 million at June 30, 2016 compared to $209.4 million as of year-end 2015 and $201.6 million at June 30, 2015. The increase resulted primarily from net income during the intervening periods net of cash dividends paid to shareholders.

Dividend

As previously announced on July 20, 2016, the Board of Directors declared a quarterly cash dividend of $0.07 per share. The dividend will be payable to shareholders of record on August 1, 2016 and paid on August 12, 2016. The dividend payout ratio for earnings for the six months ended June 30, 2016 was 22.9%.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company’s results for the second quarter of 2016 at 11:00 a.m. Eastern time on Thursday, July 28, 2016. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 8242498. Please dial in 10-15 minutes early so the name and company information can be collected prior to the start of the conference.

To participate on the webcast, log on to: http://services.choruscall.com/links/pub160428

If you are unable to participate during the live webcast, the call will be archived on www.peoplesutah.com or at the webcast URL above until August 31, 2016. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. These forward-looking statements include, but are not limited to, (i) statements concerning our plan to hire additional staff and incur expenses to accommodate the expansion of our leasing portfolio, and (ii) our belief that we will have modest growth in 2016 in our leasing portfolio.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The Company has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	As of or Year-to-Date
(Dollars in thousands, except share data)	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Financial Condition Data:
Average loans	$1,078,689	$1,060,783	$983,294	$963,058
Average earning assets	1,474,149	1,466,419	1,391,108	1,337,886
Average total assets	1,555,227	1,546,945	1,468,942	1,407,788
Average shareholders’ equity	216,074	213,443	186,889	166,525

Selected Balance Sheet Financial Ratios:
Book value per share	$12.42	$12.16	$11.92	$11.55
Tangible book value per share	$12.38	$12.12	$11.88	$11.51
Non-performing assets to total assets	0.38%	0.37%	0.51%	0.62%
Allowance for loan losses to gross loans	1.45%	1.39%	1.45%	1.56%
Loans to Deposits	81.08%	80.61%	80.23%	77.27%

Asset Quality Data:
Non-performing loans	$5,383	$5,183	$7,418	$8,675
Non-performing assets	6,027	5,827	7,986	9,290
Net charge-offs (recoveries)	(170)	34	594	96

Capital Ratios:
Tier 1 leverage capital (1)	13.99%	13.85%	13.38%	14.09%
Total risk–based capital (1)	19.20%	19.07%	18.96%	19.36%
Average equity to average assets	13.89%	13.80%	12.72%	11.83%
Tangible common equity to tangible assets (4)	13.89%	13.81%	13.42%	13.50%

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Selected Performance Ratios:
Basic earnings per share	$0.31	$0.30	$0.31	$0.61	$0.63
Diluted earnings per share	$0.31	$0.29	$0.30	$0.60	$0.61
Net interest margin (2)	4.66%	4.58%	4.44%	4.63%	4.43%
Efficiency ratio (3)	57.38%	59.30%	60.29%	58.32%	60.24%
Non-interest income to average assets	1.13%	0.98%	1.17%	1.06%	1.19%
Non-interest expense to average assets	3.18%	3.16%	3.23%	3.17%	3.25%
Return on average assets	1.43%	1.36%	1.31%	1.40%	1.36%
Return on average equity	10.23%	9.88%	10.88%	10.07%	11.46%
Net charge-offs (recoveries) to average loans	-0.07%	0.01%	0.04%	-0.03%	0.02%

(1)	Tier 1 leverage capital and Total risk-based capital as of June 30, 2016 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)	Represents the sum of non-interest expense all divided by the sum of net interest income and non-interest income.
(4)	Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $630,000, $654,000, $679,000 and $727,000 at June 30, 2016, March 31, 2016, December 31, 2015, and June 30, 2015, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
ASSETS
Cash and due from banks	$21,092	$20,973	$19,745	$18,465
Interest bearing deposits	59,535	20,434	20,428	113,535
Federal funds sold	5,899	5,488	2,176	5,064

Total cash and cash equivalents	86,526	46,895	42,349	137,064
Investment securities:
Available for sale, at fair value	280,705	313,641	332,736	276,398
Held to maturity, at historical cost	61,437	64,272	65,882	37,799

Total investment securities	342,142	377,913	398,618	314,197
Non-marketable equity securities	1,827	1,827	2,244	1,644
Loans held for sale	11,915	13,123	17,947	9,322
Loans:
Loans held for investment	1,095,828	1,070,146	1,047,975	991,422
Less allowance for loan losses	(16,152)	(15,723)	(15,557)	(15,655)

Total loans held for investment, net	1,079,676	1,054,423	1,032,418	975,767
Premises and equipment, net	22,120	22,027	22,104	22,753
Accrued interest receivable	5,586	5,826	5,767	5,338
Deferred income tax assets	7,495	7,753	8,606	7,697
Other real estate owned	644	644	568	615
Bank-owned life insurance	19,448	19,308	19,170	6,749
Other assets	5,637	5,933	6,191	7,713

Total assets	$1,583,016	$1,555,672	$1,555,982	$1,488,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$429,995	$407,849	$408,508	$387,971
Interest bearing deposits	916,368	916,467	900,677	886,819

Total deposits	1,346,363	1,324,316	1,309,185	1,274,790
Short-term borrowings	2,855	2,549	27,204	2,334
Accrued interest payable	303	309	314	314
Other liabilities	13,048	13,116	9,871	9,850

Total liabilities	1,362,569	1,340,290	1,346,574	1,287,288
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	—	—	—	—
Common shares, $0.01 par value	178	177	176	175
Additional paid-in capital	68,236	67,924	67,338	66,425
Retained earnings	150,568	146,233	142,223	134,170
Accumulated other comprehensive income	1,465	1,048	(329)	801

Total shareholders’ equity	220,447	215,382	209,408	201,571

Total liabilities and shareholders’ equity	$1,583,016	$1,555,672	$1,555,982	$1,488,859

Common shares outstanding	17,752,820	17,715,348	17,567,154	17,452,101

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
(Dollars in thousands, except share and per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income
Interest and fees on loans	$16,420	$15,851	$14,346	$32,271	$28,155
Interest and dividends on investments	1,489	1,603	1,297	3,092	2,747

Total interest income	17,909	17,454	15,643	35,363	30,902
Interest expense	698	754	740	1,452	1,500

Net interest income	17,211	16,700	14,903	33,911	29,402
Provision for loan losses	225	200	450	425	600

Net interest income after provision for loan losses	16,986	16,500	14,453	33,486	28,802
Non-interest income
Service charges on deposit accounts	531	513	614	1,044	1,257
Card processing	1,136	1,031	1,066	2,167	2,068
Mortgage banking	2,277	1,748	2,025	4,025	3,797
Other operating	454	471	438	925	1,165

Total non-interest income	4,398	3,763	4,143	8,161	8,287
Non-interest expense
Salaries and employee benefits	7,959	7,884	7,308	15,843	14,502
Occupancy, equipment and depreciation	1,076	988	955	2,064	1,945
Data processing	670	777	848	1,447	1,537
FDIC premiums	188	195	191	383	378
Card processing	549	590	534	1,139	1,004
Other real estate owned	5	32	40	37	57
Marketing and advertising	290	169	204	459	377
Other	1,663	1,500	1,403	3,163	2,902

Total non-interest expense	12,400	12,135	11,483	24,535	22,702

Income before income tax expense	8,984	8,128	7,113	17,112	14,387
Income tax expense	3,407	2,885	2,449	6,292	4,925

Net income	$5,577	$5,243	$4,664	$10,820	$9,462

Earnings per common share:
Basic	$0.31	$0.30	$0.31	$0.61	$0.63

Diluted	$0.31	$0.29	$0.30	$0.60	$0.61

Weighted average common shares outstanding:
Basic	17,738,182	17,632,288	15,197,106	17,685,235	14,984,885

Diluted	18,173,034	18,124,846	15,684,499	18,148,713	15,493,816

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	June 30, 2016			June 30, 2015
(Dollars in thousands, except footnotes)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Taxable securities (1)	$271,850	$1,047	1.55%	$235,488	$867	1.48%
Non-taxable securities (1) (2)	90,428	646	2.87%	77,852	529	2.73%
Loans (3) (4)	1,096,584	16,421	6.02%	977,277	14,346	5.89%
Total interest earning assets	1,481,879	18,136	4.92%	1,346,354	15,781	4.70%
Total average assets	1,563,509			1,424,316
Total interest bearing deposits	918,147	698	0.31%	888,062	740	0.33%
Shareholders’ equity	218,705			171,899
Net interest income (tax-equivalent)		17,438			15,041
Net interest margin (tax-equivalent)			4.73%			4.48%

	Six Months Ended
	June 30, 2016			June 30, 2015
(Dollars in thousands, except footnotes)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Taxable securities (1)	$281,738	$2,186	1.56%	$241,419	$1,890	1.58%
Non-taxable securities (1) (2)	92,923	1,328	2.87%	77,277	1,067	2.78%
Loans (3) (4)	1,078,687	32,272	6.02%	963,058	28,155	5.90%
Total interest earning assets	1,474,149	35,828	4.89%	1,337,886	31,179	4.70%
Total average assets	1,555,227			1,407,788
Total interest bearing deposits	926,164	1,452	0.32%	885,574	1,500	0.34%
Shareholders’ equity	216,074			166,525
Net interest income (tax-equivalent)		34,376			29,679
Net interest margin (tax-equivalent)			4.69%			4.47%

(1)	Excludes average unrealized gains of $1.5 million and $2.6 million for the three months ended June 30, 2016 and 2015, respectively, and $1.1 million and $2.2 million for the six months ended June 30, 2016 and 2015, respectively.
(2)	Includes tax effect on tax-exempt investment security income of $226,000 and $286,000 for the three months ended June 30, 2016 and 2015, respectively and $464,000 and $426,000 for the six months ended June 30, 2016 and 2015, respectively.
(3)	Loan interest income includes loan fees of $1.4 million and $1.1 million for the three months ended June 30, 2016 and 2015, respectively, and $2.8 million and $2.1 million for the six months ended June 30, 2016 and 2015, respectively.
(4)	Excludes average non-accrual loans of $5.3 million and $7.4 million for the three months ended June 30, 2016 and 2015, respectively, and $5.8 million and $7.2 million for the six months ended June 30, 2016 and 2015, respectively.